EXHIBIT 10

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CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 24b-2, 200.80(B)(4) AND 230.406.

SUPPLY AGREEMENT

This Agreement (the “Agreement) effective as of this 30th day of June 2005 (the “Effective Date”) is by and between Kensey Nash Corporation, a Delaware corporation, ("Seller") whose principal place of business is 55 East Uwchlan Avenue, Exton, PA 19341 and St. Jude Medical, Daig Division, Inc. a Minnesota corporation, ("Buyer"), whose principal place of business is 14901 DeVeau Place, Minnetonka, MN 55345.

WHEREAS, Buyer desires to purchase Products (as described below) from Seller and Seller desires to sell Products to Buyer under the terms and conditions set forth herein.

NOW, THEREFORE, the parties wishing to be legally bound, agree as follows:

1. PRODUCTS:
All collagen plugs used, now or in the future, in all Angio-Seal vascular closure devices and/or any equivalent devices (the “Collagen Plug”). Such collagen plugs are currently designated as Seller’s Part Numbers: 8F collagen plug, #20011-01; 8F, 5-hole collagen plug, #20011-02; 6F collagen plug, #20011-03; 6F STS collagen plug, #20014-02; 8F STS collagen plug, #20014-01; 6F V-Fold collagen plug, #20026-06; 8F V-Fold collagen plug, #20026-08 and future part numbers to be assigned to the fast wet collagen plug, meeting the specifications (the “Specifications”) set forth in Schedule A, which is attached to and made a part of this Agreement (collectively, the “Collagen Plug”). Such Specifications may be changed from time to time only as agreed to in writing by the parties.

Absorbable Polymer Anchor (the “Anchor”) for the St. Jude Medical, Daig Division 8F and 6F Angio-Seal vascular closure devices (Seller’s Part Numbers: Asymmetrical Anchor, #10130-01; 8F Anchor, #10001-03; 6F Anchor, #10003-01) meeting the specifications (the “Specifications”) set forth in Schedule A, which is attached to and made a part of this Agreement.

2. DURATION: The duration of this Agreement shall be from the Effective Date and for the following five and half (5.5) years, unless terminated pursuant to the terms of this Agreement or otherwise agreed in writing by the parties.

3. ORIGINATION FEE: In consideration of Seller’s obligation for development and investment to provide the Collagen Plug at the required annual volumes, Buyer will pay a $1 million fee at the signing of this agreement (the “Origination Fee”). Such Origination Fee shall be in addition to the prices to be paid as set forth in Section 7 hereof.

4. QUANTITIES: Subject only to other provisions of this Agreement, Seller shall sell to Buyer and Buyer shall exclusively purchase from Seller 100% of Buyer's requirements for Collagen Plugs, or substantially equivalent products, and at least 30% of Buyer’s requirements for Anchors. Buyer will supply a non-binding forecast (the “Annual Forecast”) to Seller not less than ninety (90) days prior to the end of the anniversary year for Products to be purchased during the subsequent year, except for the first year of this Agreement for which the applicable Annual Forecast shall be provided contemporaneously with the execution of this Agreement or as otherwise agreed in writing by the parties.

5. ORDER AND DELIVERY: Buyer shall issue a purchase order for all purchases of Products under this Agreement. Each purchase order shall state the desired shipment date(s) and the quantity being ordered. Seller shall acknowledge promptly in writing to Buyer each purchase order issued by Buyer and confirm delivery dates to destinations specified by Buyer; however, delivery dates must not conflict with Seller's normal manufacturing lead times. Each delivery of Products shall be accompanied by Seller's Certificate of Conformance as described more fully in the Specifications for the Products. If any terms and conditions contained in such purchase order or acknowledgment conflict with the terms of this Agreement, the terms and conditions of this Agreement shall apply to the transaction. Changes in delivery date(s) or quantity specified in a purchase order may be made by Buyer by means of a written amended purchase order.

6. ADDITIONAL QUANTITIES: During the term of this Agreement, Seller agrees to supply in any given year up to 150% of Buyer’s expected annual requirement (set forth in its Annual Forecast) of the Products. In the event that Buyer requires in any year quantities of Products which exceed 150% of the quantity of Products set forth in the Annual Forecast (“Quantity In Excess of Forecast”), Buyer shall so notify Seller in writing at least ninety (90) days in advance of Buyer's desired shipping date for such Quantity In Excess of Forecast. Seller shall use its reasonable efforts (consistent with good business practice) to meet Buyer's requirements for such Quantity In Excess of Forecast, and shall inform Buyer within thirty (30) days of Seller’s receipt of notice whether or not Seller will supply all or a portion of such requirements.

7. PRICE: The price for Products (the “Price”) shall be calculated based on the table set forth in Schedule B attached to this Agreement and as described below (“the Formula”). Buyer will be invoiced for Products at the prices identified on Schedule B (as amended from time to time by agreement of the parties) which corresponds to the part number of the Products shipped and to the quantity (the “Invoiced Price”) identified in the applicable Annual Forecast Buyer submitted to Seller for year in which such Products is supplied. The Invoiced Price will be subject to adjustment as explained more fully below to the price identified on Schedule B for each part number which corresponds to the actual aggregate quantities of all Products purchased by Buyer on an annual basis (the “Adjusted Price”). This means that the quantities for all Products are accumulated, by product, to determine which tier of the pricing table applies for all Products. The actual quantities purchased shall be determined using twelve month intervals measured fromthe date of the Agreement. Adjustments, both in terms of refunds and/or additional charges, resulting from the difference between the Invoiced Price and the Adjusted Price, will be made within sixty (60) days after the close of each anniversary of the Agreement should Buyer's actual purchased quantities differ from the quantities set forth in the Annual Forecast. Prices shall be calculated and paid for all Products shipped during the term of this Agreement, unless such Prices are revised by Seller as follows: If the Buyer requires changes in Products or packaging specifications, revisions to lot release criteria, etc., which result in a cost increase to the Seller, the reasonable cost of such change will be factored in, to develop new pricing for the Products units affected by such change. If Buyer presents any claim under Section 15 herein, Price for Products ordered during the year for which the claim is asserted shall be calculated by dividing the total aggregate quantity of deliveries in the time since the most recent anniversary of the Agreement, or the Effective Date if less than twelve (12) months have elapsed, by the number of whole months that have elapsed during that same time until the sellers receipt of notice of said claim which yields a quotient, that quotient then being multiplied by twelve (12).

8. WARRANTY: Subject to the conditions set forth below, Seller warrants that Products shipped hereunder meets and complies with the Specifications set forth in Schedule A. Other than the foregoing, SELLER MAKES NO WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE EVEN IF THAT PURPOSE IS KNOWN TO SELLER, NOR ANY OTHER EXPRESS OR IMPLIED WARRANTY. Buyer assumes all risk and liability for results obtained by the use of Products covered by this Agreement, whether used singly or in combination with other products.

9. INDEMNIFICATION: Subject to the conditions set forth below, Seller shall fully indemnify Buyer against all loss and expense (including, without limitation, reasonable attorney’s fees) for injury to or death of any person or loss of or damage to property incurred by the Buyer and resulting in any way from Buyer’s use or sale of Products, as the case may be, or any act or omission whether negligent or otherwise, on the part of the Seller, its agents, employees, subcontractors, or assignees, in connection with the performance of this Agreement, except when such loss and expense are caused solely by the willful misconduct or gross negligence of Buyer in which case Buyer will indemnify Seller.

Subject to the conditions set forth below, Buyer shall fully indemnify Seller against all loss and expense (including, without limitation, reasonable attorney's fees) for injury to or death of any person or loss of or damage to property incurred by Seller and resulting in any way from Buyer's use or sale of vascular closure devices which incorporate the Products, as the case may be, or any act or omission, whether negligent or otherwise, on the part of the Buyer, its agents, employees, subcontractors or assignees, in connection with the performance of this Agreement except: (a) when such loss and expense are caused by a defect in any Products which were a component of a vascular closure device manufactured and sold by Buyer, or an affiliate of Buyer; or (b) when caused solely by the willful misconduct or gross negligence of Seller.

The indemnifying party’s obligations under this Section shall not apply unless:

A.	The indemnified party gives the indemnifying party prompt written notice of claims for which the indemnified party seeks indemnification;

B.	The indemnified party cooperates with the indemnifying party in the defense of such claims at the cost of the indemnifying party;

C.	The indemnifying party has the sole right to defend any such claim in the manner it deems prudent, including retaining counsel of its choice; and

D.	The indemnifying party shall have the sole right to settle any such claim.

10. USE OF TRADEMARK: Each party agrees that it will not, without the other party's prior written consent, use and/or associate the other party, the other party's corporate name or any of the other party's trademarks, either orally or in writing, with any of the other party's products, except that Buyer may use Seller's name and associate Seller with Buyer's use of Products as is required by federal or state regulation in gaining approval to market or to continue marketing any of Buyer’s devices or products.

11. CLAIMS OF NON-CONFORMITY: Buyer shall provide notice to Seller of any claim of non-conformity to Specifications arising from Products within one hundred twenty (120) days after the later of the actual or scheduled date of receipt of the shipment containing the specific Products unit that is the subject of the claim (the “Claim Period”). Except as to claims for indemnification set forth in Section 8, failure to give notice of claim within the Claim Period , shall constitute a waiver by Buyer of all claims in respect to such Products. No claim of non-conformity to Specifications shall be allowed after Products has been processed by Buyer in any manner, except that opening the packages and inspecting Products with normal care in handling shall not constitute processing nor disallow such claim. Payment prior to inspection of Products by Buyer shall not constitute waiver of any rights under this Agreement. In addition, acknowledgement of receipt on packing slips or bills of lading shall not constitute acceptance of Products by Buyer. Products shall not be returned to Seller without Seller's prior permission, and then only in the manner and to the destination prescribed by Seller. Seller shall reimburse Buyer for the actual costs of returning any Products returned in accordance with Seller's instructions. Upon Seller's confirmation of non-conformity, Seller will provide Buyer with credit, refund or replacement at Seller’s option for the non-conforming returned Products. In no event shall either party be liable to the other for special, indirect or consequential damages.

12. QUALITY CONTROL: All Products shall meet the Specifications contained in Schedule A, and shall be subjected to quality control inspections by Seller in accordance with Seller's quality control standards and system which should be consistent and in conformity with the laws and regulations set forth in Section 16. If Buyer's quality control inspection shows that any Products fails to meet the Specifications contained in Schedule A, Buyer shall notify Seller within forty-five (45) days of discovery of the non-conformity.

13. DELIVERIES: Deliveries shall be F.O.B. Exton, Pennsylvania, USA via standard, using shipping of buyer, freight carrier. Buyer shall be responsible for any and all Products damage or loss from using a non-refrigerated carrier (unless agreed upon insulated shipping method is used) for temperature-sensitive Products. Buyer shall be responsible for all delivery costs and will be invoiced for such by Seller. Title to and risk of loss in all Products sold hereunder shall pass to Buyer upon loading for shipment at Seller's plant.

14. TERMS OF PAYMENT: Buyer will pay to Seller the Invoiced Price net cash thirty (30) days from date of Seller's invoice, which payment may ultimately be subject to adjustment as explained in Section 6. Seller may impose a late payment service charge of 1.5% per month on invoices not paid when due. All payments shall be in United States currency.

15. FINANCIAL RESPONSIBILITY: In the event Buyer fails to fulfill the terms of payment, or in case Seller shall have reasonable doubt at any time as to Buyer's financial responsibility, Seller may decline to make further deliveries except upon receipt of cash or satisfactory security.

16. FORCE MAJEURE: No liability shall result from delay in performance, or nonperformance, caused by circumstances beyond the control of the party affected, including, but not limited to, Act of God, fire, flood, war, Government action, accident, labor trouble or shortage, inability to obtain material, utilities, equipment or transportation. Quantities so affected may be eliminated from the Agreement without liability, but the Agreement shall remain otherwise unaffected, except that in the event Seller fails to deliver an amount to Buyer under this Section 16, the pricing shall be based on quantities that assume such an amount that than purchased by Buyer. Any party claiming the benefit of this Section shall promptly so notify the other party.

17. GOVERNMENT REGULATION/APPROVALS - RESPONSES TO THIRD PARTY COMPLAINTS OR CLAIMS: Buyer shall be responsible for obtaining all necessary government approvals to market any device incorporating the Products. Seller shall manufacture Products under this Agreement in material compliance with the U.S. Quality System Regulation (QSR) and ISO 9001/EN 46001. Any changes to the Specifications relating to the Products must be agreed to in writing by both parties before such changes are implemented. Seller considers process and sterilization validation to be a requirement of the QSR; therefore, Buyer shall either fund such required validations, subject to negotiation with Seller regarding the price and extent of validation, or provide Seller with written confirmation that Buyer will assume all responsibility for validation. Upon terms of confidentiality acceptable to Seller, Seller agrees to cooperate with Buyer in obtaining any such governmental approvals, including providing required information to the FDA or any other governmental agency requesting the information to the extent such information is readily available or can be developed at little or no cost to Seller, unless Buyer agrees to fund such information research and preparation. Similarly, Seller agrees to provide reasonable assistance, including information and data, as needed by Buyer to respond to complaints or claims asserted by third parties regarding devices incorporating the Products. If services or consulting is required to respond to issues raised by a governmental agency or in a complaint or claims asserted by a third party beyond what is customarily or reasonably provided without charge (“Supplemental Consulting”), Seller will notify Buyer of its intent to charge for Supplemental Consulting with an estimate for anticipated charges. If, after notice of Seller’s intent to charge, Buyer requests such Supplemental Consulting, Seller will charge at a rate that is discounted by twenty percent (-20%) from its regular consulting rates.

18. DOCUMENTS INCORPORATED BY REFERENCE: The following documents are hereby incorporated by reference:
A. Schedule A entitled "Products Specifications".
B. Schedule B entitled "Pricing".

19. ADVERSE EVENTS, COMPLAINTS AND EFFECTS: Buyer will investigate all adverse events, complaints and effects of which Buyer has direct or indirect knowledge, in regard to any of Buyer's devices which incorporate Products. Buyer agrees to promptly report to Seller any such events, complaints or effects that may relate to Products. Buyer shall be responsible for all medical device reporting (MDR), vigilance reporting and/or recalls associated with any devices made or sold by Buyer which incorporate Products. Seller shall be notified in writing about any such reports or recalls that appear to relate to Products.

20. COMPLIANCE WITH LAW: Each party represents that it is and will remain in material compliance with all applicable federal, state and local laws, regulations and orders, regarding the manufacture and distribution of products or product that incorporate products.

21. INDEPENDENT CONTRACTOR: The employees, methods, equipment and facilities of each party shall at all times be under that party's exclusive direction and control. Buyer's relationship to Seller under this Agreement shall be that of an independent contractor and nothing in this Agreement shall be construed to constitute either party, or any of its employees, an agent, associate, joint venturer or partner of the other party.

22. NOTICES: All notices required hereunder shall be sent by certified mail return receipt requested, or by telex confirmed by such certified mail, to the party to be notified at its following address or at such other address as shall have been specified in written notice from the party to be notified. If to "Seller", addressed to: Kensey Nash Corporation, 55 East Uwchlan Avenue, Exton, PA 19341, attention: Joseph W. Kaufmann. If to "Buyer", addressed to: St. Jude Medical, Daig Division, Inc., 14901 DeVeau Place, Minnetonka, MN 55345-2107, attention: President, with a copy to: General Counsel, St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, MN 55117 .

23. ASSIGNMENT: This Agreement is not assignable or transferable by one party, in whole or in part, without the prior written consent of the other party, provided, however, that Buyer may assign this Agreement without Seller’s consent to an affiliate or a purchaser of all or substantially all of Buyer’s assets.

24. CLAUSE HEADINGS: The headings of clauses contained herein are used for convenience and ease of reference and shall not limit the scope or intent of the clause.

25. ENTIRETY OF AGREEMENT: This Agreement embodies the entire agreement and understanding between Seller and Buyer relative to the subject matter hereof. No amendment, modification or release from any provision hereof shall be of any force or effect unless it is in writing, signed by the parties, and specifically refers to this Agreement.

26. WAIVER: No waiver by either party or any breach of the convenants herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenants or conditions hereof.

27. TERMINATION: If the one party shall commit a breach of any material provision hereof and shall not within thirty (30) days of receipt of notice of such breach by the complaining party remedy that breach, the complaining party shall be entitled to immediately terminate this Agreement; provided however, that if the nature of the breaching party’s obligations are such that more than thirty (30) days are required for cure, then such party shall not be in default if it shall have commenced performance to cure within the thirty (30) day period and thereafter diligently attempts to complete performance of cure. This Agreement may also be terminated with immediate effect by a party upon giving written notice to the other if the other is adjudicated insolvent or has been adjudicated to have committed any act of bankruptcy or a final, non-appealable order is made or resolution passed for the winding up of the other party.

28. CLOSED HERD: Seller shall maintain sufficient records to demonstrate that raw material has met the requirements of a Closed Herd per current EN 12442-2 for any such source of raw material where the Products is specified by Buyer to come from a Closed Herd. Specific requirements for sourcing of Products shall be controlled by Specifications and any applicable laws or regulations.

29. COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Accepted:
Kensey Nash Corporation	St. Jude Medical, Daig Division, Inc.

By: /s/ Joseph W. Kaufmann	By: /s/ Paul R. Buckman
Joseph W. Kaufmann	Paul R. Buckman
Title: CEO	Title: President

Date: June 15, 2005 _______________________________	Date: June 15, 2005 _______________________________

SCHEDULE A
PRODUCTS SPECIFICATIONS

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                          KNC  SJM
                    Initials  _________ _________

                    Date  _________ _________

SCHEDULE B
PRICING
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